Exhibit 2

CHEVRON

EMPLOYEE SAVINGS INVESTMENT PLAN

FINANCIAL STATEMENTS

AND SUPPLEMENTAL SCHEDULES

TOGETHER WITH REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2009 AND 2008

MORRIS, DAVIS & CHAN LLP

Certified Public Accountants

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

TABLE OF CONTENTS

PAGE
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2009 and 2008	2 - 3

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2009 and 2008	4 - 5

Notes to Financial Statements	6 - 17

Supplemental Schedules:

Schedule H - Part IV, Line 4(i) - Schedule of Assets Held for Investment Purposes as of December 31, 2009	18

Schedule H - Part IV, Line 4(j) - Schedule of Reportable Transactions for the Year Ended December 31, 2009	19

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Participants and Plan Administrator

Chevron Employee Savings Investment Plan

We have audited the accompanying statements of net assets available for benefits of the Chevron Employee Savings Investment Plan (the Plan) as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes as of December 31, 2009 and reportable transactions for the year ended December 31, 2009, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Morris, Davis & Chan LLP
Oakland, California
June 16, 2010

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2009

(thousands of dollars)

	Participant Directed	Non-Participant Directed		Total
		Allocated	Unallocated
Assets

Investments - at fair value:
Chevron Corporation common stock
Allocated to participants	$—	$6,941,975	$—	$6,941,975
Unallocated	—	—	279,924	279,924
Corporate common stock	3,331	—	—	3,331
Registered investment companies	5,819,686	—	—	5,819,686
Debt instruments	238	—	—	238
Loans to participants	118,039	—	—	118,039
Cash equivalents	411	—	47,266	47,677

Total investments	5,941,705	6,941,975	327,190	13,210,870

Receivables:
Employee contributions	—	1	—	1
Due from broker	89	—	—	89

Total receivables	89	1	—	90

Total assets	5,941,794	6,941,976	327,190	13,210,960

Liabilities

Due to broker	134	—	—	134
Interest payable	—	—	3,965	3,965
ESOP notes payable	—	—	108,243	108,243

Total liabilities	134	—	112,208	112,342

Net assets available for benefits	$5,941,660	$6,941,976	$214,982	$13,098,618

The accompanying notes are an integral part of these financial statements.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2008

(thousands of dollars)

	Participant Directed	Non-Participant Directed		Total
		Allocated	Unallocated
Assets

Investments - at fair value:
Chevron Corporation common stock
Allocated to participants	$—	$6,425,647	$—	$6,425,647
Unallocated	—	—	470,903	470,903
Corporate common stock	2,782	—	—	2,782
Registered investment companies	4,815,335	—	—	4,815,335
Debt instruments	269	—	—	269
Loans to participants	104,558	—	—	104,558
Cash equivalents	530	—	143,354	143,884

Total investments	4,923,474	6,425,647	614,257	11,963,378
Due from broker	24	—	—	24

Total assets	4,923,498	6,425,647	614,257	11,963,402

Liabilities

Due to broker	35	—	—	35
Interest payable	—	—	7,079	7,079
ESOP notes payable	—	—	193,233	193,233

Total liabilities	35	—	200,312	200,347

Net assets available for benefits	$4,923,463	$6,425,647	$413,945	$11,763,055

The accompanying notes are an integral part of these financial statements.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEAR ENDED DECEMBER 31, 2009

(thousands of dollars)

	Participant Directed	Non-Participant Directed		Total
		Allocated	Unallocated
Additions

Contributions:
Employer contributions	$1	$256,260	$—	$256,261
Participant contributions	219,299	93,652	—	312,951
Participant rollovers	31,349	6,909	—	38,258

Total contributions	250,649	356,821	—	607,470

Investment income:
Interest	2	—	605	607
Dividends	87	237,289	13,066	250,442
Net appreciation (depreciation) in fair value of investments	934,383	302,945	(7,484)	1,229,844
Interest on participant loans	6,497	—	—	6,497

Total investment income	940,969	540,234	6,187	1,487,390

Total additions, net	1,191,618	897,055	6,187	2,094,860

Deductions

Interest expense	—	—	21,051	21,051
Distribution to participants	307,346	244,686	—	552,032
Administrative fees	1,996	119	—	2,115

Total deductions	309,342	244,805	21,051	575,198

Interfund transfers	135,921	(135,921)	—	—

Intra-plan transfers	—	—	(184,099)	(184,099)

Net increase (decrease)	1,018,197	516,329	(198,963)	1,335,563

Net assets available for benefits:
Beginning of year	4,923,463	6,425,647	413,945	11,763,055

End of year	$5,941,660	$6,941,976	$214,982	$13,098,618

The accompanying notes are an integral part of these financial statements.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEAR ENDED DECEMBER 31, 2008

(thousands of dollars)

	Participant Directed	Non-Participant Directed		Total
		Allocated	Unallocated
Additions

Contributions:
Employer contributions	$11	$230,579	$—	$230,590
Participant contributions	213,317	80,645	—	293,962
Participant rollovers	74,418	13,436	—	87,854

Total contributions	287,746	324,660	—	612,406

Investment loss:
Interest	2	—	3,165	3,167
Dividends	100	218,680	21,036	239,816
Net depreciation in fair value of investments	(1,605,010)	(1,620,796)	(141,668)	(3,367,474)
Interest on participant loans	6,638	—	—	6,638

Total investment loss	(1,598,270)	(1,402,116)	(117,467)	(3,117,853)

Total additions, net	(1,310,524)	(1,077,456)	(117,467)	(2,505,447)

Deductions

Interest expense	—	—	14,158	14,158
Distribution to participants	566,048	473,868	—	1,039,916
Administrative fees	2,442	149	—	2,591

Total deductions	568,490	474,017	14,158	1,056,665

Interfund transfers	181,730	(181,730)	—	—

Intra-plan transfers	—	—	(40,718)	(40,718)

Net decrease	(1,697,284)	(1,733,203)	(172,343)	(3,602,830)
Transfer of Plan assets from Pure Resources 401(k) & Matching Plan	3,721	175	—	3,896
Net assets available for benefits:
Beginning of year	6,617,026	8,158,675	586,288	15,361,989

End of year	$4,923,463	$6,425,647	$413,945	$11,763,055

The accompanying notes are an integral part of these financial statements.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 1 - Description of the Plan

The following description of the Chevron Employee Savings Investment Plan (ESIP or the Plan), provides only general information. Participants should refer to the Plan document or Summary Plan Description for a more complete description of the Plan’s provisions.

The Plan is a defined contribution plan that is intended to be a qualified profit-sharing plan under section 401(a) of the Internal Revenue Code (the Code), a qualified cash or deferred arrangement under section 401(k) of the Code, and, effective December 1, 1989, to include a leveraged Employee Stock Ownership Plan (ESOP) qualified under section 4975(e)(7) of the Code.

Plan Merger. On December 31, 2008, the Pure Resources 401(k) and Matching Plan (Pure Resources Plan) merged with and into the ESIP, and assets of $3,895,928 (inclusive of participant loans of $69,143) were transferred to Vanguard Fiduciary Trust Company, which is the trustee and provides the recordkeeping, education and advice, and certain investment management services for the ESIP. Active employees who were eligible to participate in the Pure Resources Plan as of December 31, 2008 commenced participation in the ESIP under the provisions of the ESIP that are generally applicable to all eligible employees. In addition, terminated employees, alternate payees and beneficiaries who transferred their Pure Resources Plan balance to the ESIP as of December 31, 2008 are eligible for the applicable provisions in the ESIP.

Plan Sponsor/Administrator. Chevron Corporation (the Corporation) is the Plan Sponsor and the Plan Administrator of the ESIP. It has the authority to appoint one or more trustees to hold the assets of the Plan and to appoint a recordkeeper. In its capacity as fiduciary, the Corporation makes such rules, regulations and computations and takes whatever action is necessary to administer the Plan in accordance with provisions of the Code and the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

Eligibility. Employees of the Corporation and each other participating company (Company) or employees who are represented by a labor organization that has bargained for and agreed to participation in the Plan are eligible to participate in the Plan if they are on the U.S. payroll.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 1 - Description of the Plan (Continued)

Contributions. Participants may contribute up to 75 percent of regular pay as combined basic (1 or 2 percent) and supplemental (up to 73 percent) contributions. In 2009, the maximum contribution amount on a before-tax and Roth 401(k) basis was the annual IRC limit of $16,500 for participants under age 50 and $22,000 for participants age 50 and up. In 2008, the maximum contribution amount on a before-tax and Roth 401(k) basis was the annual IRC limit of $15,500 for participants under age 50 and $20,500 for participants age 50 and up. The Plan has a fixed match feature. The Company will match 4 percent of pay on the first 1 percent of the participant’s basic contribution to the Plan or 8 percent of pay on the first 2 percent of the participant’s basic contribution to the Plan.

Participant Accounts. Funds for the participant’s benefit are held in a number of Plan accounts. Employee contributions are comprised of basic and supplemental contributions and rollover contributions from other qualified retirement plans or from a rollover IRA, on a pre-tax, after-tax, or Roth 401(k) basis.

The Company matching contribution is made in Chevron stock to participants’ Leveraged ESOP or Chevron Stock accounts. Thereafter, in accordance with such procedures as the Corporation shall prescribe, a participant may elect to transfer the Chevron stock from the Company matching contribution to other investment funds, according to the Plan’s exchange rules. Participants have the option to receive dividends on shares in their Leveraged ESOP and Chevron Stock accounts as a taxable distribution, or the dividends will be automatically reinvested into their account. Dividends on Leveraged ESOP shares that remained in the Plan were reinvested into the participants’ ESOP accounts prior to 4th quarter 2008 and into their Chevron Stock accounts thereafter. Employees are always fully vested in all contributions to their accounts, as well as the investment income earned from all contributions to the Plan.

Trustees. Vanguard Fiduciary Trust Company (Vanguard) is the trustee of the Plan. Vanguard is also the Plan’s recordkeeper. The trustee has the authority to manage the assets of the Plan in accordance with its terms and those of the trust agreement.

Leveraged ESOP. In December 1989, the ESOP borrowed a total of $1 billion from several banks and used the proceeds of the loans to purchase 14.1 million shares of the Corporation’s Common Stock from the Corporation. In October 1991, these loans were completely refinanced by the ESOP’s issuance to the public of registered debt securities. In July 1999, the outstanding ESOP debt was completely refinanced extending the ESOP term through the year 2016. Subsequently, accelerated principal payments were made, reducing

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 1 - Description of the Plan (Continued)

Leveraged ESOP (Continued)

the loan payment period to end by the year 2014. The ESOP indebtedness is guaranteed by the Corporation and will be repaid using dividends paid on the shares acquired by the ESOP and Company contributions. To enforce the ESOP’s obligation to pay holders of the registered debt securities, the holders have no recourse against the assets of the ESOP except that, to the extent permitted by the Code and ERISA, the holders will have rights to any cash contributions made by the participating companies to satisfy the ESOP’s obligations under the registered debt securities and to any earnings attributable to the investment of such contributions. In light of the limited recourse that holders of the registered debt securities have against the ESOP, purchasers of the registered debt securities are cautioned to rely solely upon the creditworthiness of the Corporation and its obligations under its guarantee of the ESOP’s indebtedness. The estimated fair market value of the notes outstanding as of December 31, 2009 and December 31, 2008 was $122,020,043 and $216,136,926, respectively. The rate on the loans as of December 31, 2009 and 2008 was fixed at 7.327%.

The scheduled amortization of the loan for the next 5 years and thereafter as of December 31, 2009 and 2008 are as follows:

2009
2010	$16,652,807
2011	16,652,807
2012	20,816,008
2013	24,979,210
2014	29,142,412

$108,243,244

2008
2009	$19,989,605
2010	26,652,807
2011	26,652,807
2012	33,316,008
2013	39,979,210
Thereafter	46,642,412

$193,232,849

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 1 - Description of the Plan (Continued)

Leveraged ESOP (Continued)

Unallocated ESOP shares are held in a suspense account and secure the Corporation’s guarantee of the ESOP indebtedness. As payments of principal and interest are made on the ESOP debt, shares are released from the suspense account. These released shares will be valued at the then current market price for allocation to participants who elect to contribute 1 or 2 percent of their regular pay to the Plan.

Participant Loans. The loan feature allows participants to borrow funds from their Plan account, subject to certain restrictions and limitations. Participants may borrow up to the lesser of $50,000 or 50% of their total vested account balance or the value of the account(s) used to fund the loan. The minimum loan is $1,000. The minimum term for repayment of any loan is 6 months and the maximum term is 5 years. However, the maximum term for repayment of a home loan is 25 years. Loans bear a fixed rate of interest equal to 2 percent plus the average one-year jumbo certificate of deposit rate, as published in The Wall Street Journal on the last Wednesday of the preceding month. Interest rates charged during 2009 and 2008 ranged from 4.00% to 12.00%. Most loan repayments are made through payroll deductions and the principal and interest paid by the participants are reinvested in the participants’ accounts.

Plan Termination. The Corporation expects to continue the ESIP indefinitely, but has the authority to amend or terminate the ESIP at any time. In the event of a plan termination, the trust fund shall continue until any previously unallocated assets of the Plan are allocated to accounts and distributed to participants or beneficiaries in accordance with applicable law and pursuant to written rules and procedures adopted by the Corporation prior to such termination. In addition, upon plan termination, neither the Corporation nor any other person shall have a liability or obligation to provide additional benefits. Participants or beneficiaries shall obtain benefits solely from the trust fund. The trustee will sell the shares of the Corporation’s Common Stock then held in the ESOP suspense account and apply the proceeds (together with any other assets in the suspense account) either to repay the ESOP indebtedness or to satisfy its obligation to indemnify the Corporation as guarantor of the indebtedness for any payments that must be made under the guarantee of the indebtedness. Any shares or proceeds remaining after the satisfaction of the obligations described in the preceding sentence will be allocated to the participants’ accounts and the value of such allocation will be offset against any future obligations of the Corporation to make Company contributions to the ESIP.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 1 - Description of the Plan (Continued)

Plan Expenses. Trustee and recordkeeping fees are netted from the net asset values. Administrative expenses relating to the Plan, including audit fees, are paid by the Plan. Certain Chevron employee and administrative costs are being reimbursed to the Corporation by the Plan.

NOTE 2 - Summary of Significant Accounting Policies

Adoption of New Accounting Pronouncements. In 2009, the Plan adopted amended accounting standards issued by the Financial Accounting Standards Board (FASB) that require additional fair value disclosures. These amended standards provide guidance on estimating fair value when the volume or the level of activity for an asset or a liability has significantly decreased or when transactions are not orderly when compared with normal market conditions. In particular, these amended standards call for adjustments to quoted prices or historical transaction data when estimating fair value in such circumstances, and also provide guidance to identify such circumstances. Furthermore, these amended standards require fair value measurement disclosures to be categorized by major security type (i.e., based on the nature and risks of the security). The adoption of these standards did not have a material impact on the fair value determination and disclosure of applicable investments.

Accounting Pronouncements Issued but Not Yet Adopted. In January 2010, the FASB issued amended accounting standards that require additional fair value disclosures. The amended standards require disclosures about inputs and valuation techniques used to measure fair value as well as disclosures about significant transfers, beginning in 2010. Additionally, these amended standards require presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3), beginning in 2011. The Plan administrator is currently evaluating the impact of these amended standards.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 2 - Summary of Significant Accounting Policies (Continued)

The financial statements of the ESIP are presented on the accrual basis of accounting. The following are the significant accounting policies followed by the Plan:

Investments in the core and supplemental options are valued on each business day on which the New York Stock Exchange is open for trading to reflect contributions, distributions, income, expenses, gains and losses. The difference between cost and market value represents unrealized appreciation or depreciation as of the reporting date. The valuation of the underlying securities in the Vanguard Brokerage Option are determined by Vanguard Brokerage Service daily. ESOP shares released from the suspense account are allocated based on the then-current market value.

Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Net appreciation (depreciation) in fair value of investments includes realized gains and losses and unrealized appreciation or depreciation.

Realized gains and losses on investments are based on sales proceeds less average cost. Sales and purchases between participants are included in realized gains and losses. Security purchases and sales are recorded as of the trade date for such transactions.

Dividend income earned on investments held and interest income earned on funds pending investment are recorded on an accrual basis.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Plan’s financial statements have been evaluated for subsequent events or transactions. The Corporation has determined that there are no subsequent events or transactions that require adjustments to or disclosures in the financial statements.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 3 - Fair Value Measurements

FASB Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements and Disclosures (FASB ASC 820, formerly Statement of Financial Accounting Standards No. 157, Fair Value Measurements), establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under FASB ASC 820 are described below:

Level 1:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2:	Inputs to the valuation methodology include:

• Quoted prices for similar assets or liabilities in active markets;

• Quoted prices for identical or similar assets or liabilities in inactive markets;

• Inputs other than quoted prices that are observable for the asset or liability; and

• Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value.

•	Common stocks and debt instruments are valued at the closing price reported on the active market on which the individual securities are traded.

•	Shares of registered investment companies are valued at the net asset value of shares held by the Plan at year end.

•	Loans to participants are valued at amortized cost, which approximates fair value.

•	Cash equivalents are valued at cost, which approximates fair value.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 3 - Fair Value Measurements (Continued)

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables set forth by level, within the fair value hierarchy, the Plan’s investments at fair value as of December 31, 2009 and 2008:

	Investments at Fair Value (in thousands) as of December 31, 2009
	Level 1	Level 2	Level 3	Total
Common stocks	$7,225,230	$—	$—	$7,225,230
Registered investment companies	5,819,686	—	—	5,819,686
Debt instruments	238	—	—	238
Loans to participants	—	—	118,039	118,039
Cash equivalents	47,677	—	—	47,677

Total investments, at fair value	$13,092,831	$—	$118,039	$13,210,870

	Investments at Fair Value (in thousands) as of December 31, 2008
	Level 1	Level 2	Level 3	Total
Common stocks	$6,899,332	$—	$—	$6,899,332
Registered investment companies	4,815,335	—	—	4,815,335
Debt instruments	269	—	—	269
Loans to participants	—	—	104,558	104,558
Cash equivalents	143,884	—	—	143,884

Total investments, at fair value	$11,858,820	$—	$104,558	$11,963,378

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 3 - Fair Value Measurements (Continued)

The table below sets forth the summary of the change in the fair value for the years ended December 31, 2009 and 2008 of the Plan’s level 3 investments.

Level 3 Investments - Participant Loans (in thousands)

	2009	2008
Balance, beginning of year	$104,558	$103,664
Purchases, sales, issuances and settlements (net)	13,481	894

Balance, end of year	$118,039	$104,558

NOTE 4 - Investments

At December 31, 2009 and 2008, the following broad range of investment options were available to participants:

Tier 1: Core Funds

Fund Name	Fund Type
Chevron Leveraged ESOP	Company Stock
Chevron Stock	Company Stock
Vanguard Prime Money Market Fund	Money Market
Vanguard Total Bond Market Index Fund	Fixed Income
Vanguard Balanced Index Fund	Balanced
Vanguard Institutional Index Fund	Large-Cap Stock
Vanguard Total Stock Market Index Fund	Growth and Income Stock
Vanguard Extended Market Index Fund	Small-Cap Growth Stock
Vanguard Developed Markets Index Fund	International Stock

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 4 - Investments (Continued)

Tier 2: Supplemental Funds

Fund Name	Fund Type
Dodge & Cox Income Fund	Fixed Income
Vanguard GNMA Fund	Fixed Income
Vanguard Windsor II Fund	Large-Cap Value Stock
Vanguard PRIMECAP Fund	Large-Cap Growth Stock
Artisan Small Cap Value Fund	Small-Cap Value Stock
Artisan Mid Cap Fund	Mid-Cap Growth Stock
Neuberger Berman Genesis Fund	Mid-Cap Blend Stock
BlackRock Small Cap Growth Equity Fund	Small-Cap Growth Stock
American Funds EuroPacific Growth Fund	International Stock

Tier 3: Vanguard Brokerage Option (VBO)

Through the Vanguard Brokerage Services, a participant may choose from approximately over 6,000 mutual funds from Vanguard and other companies that are not included in the core or supplemental investment funds. There is a $50 annual fee charged to participants who use this option that is paid directly to Vanguard. Within each fund offered in the VBO additional fees may be charged, either accrued within a fund’s pooled price or charged directly on deposits or withdrawals depending upon the mutual fund.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 4 - Investments (Continued)

Investments representing 5% or more of the Plan’s net assets available for benefits consist of investments with fair values determined by quoted market prices in active markets (Level 1):

	December 31, 2009		December 31, 2008
	Participant Directed	Non-Participant Directed	Participant Directed	Non-Participant Directed
	(thousands of dollars)		(thousands of dollars)
Chevron Corporation Common Stock	$—	$7,221,899	$—	$6,896,550
Vanguard Institutional Index Fund	932,407	—	738,653	—
Vanguard Prime Money Market Fund	840,413	47,266	913,206	143,354
Vanguard Total Bond Market Index Fund	784,582	—	718,836	—

NOTE 5 - Intra-Plan Transfers

During a Plan year, as payments of principal and interest are made on the ESOP loans, shares are released from the ESOP suspense account and are transferred to the Leveraged ESOP account and are available for benefits. These transfers represent a portion of the employer contribution and reimbursement for the cash dividends paid by the Corporation to those members holding ESOP shares that were used to service the ESOP debt.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

NOTE 6 - Income Taxes

On September 18, 2003, the Internal Revenue Service (IRS) issued its determination that the Plan continues to be exempt from Federal income tax. The Plan has been amended and restated since receiving the determination letter. The Corporation requested a determination letter in January 2007 for the Plan, as amended and restated and to reflect the integration of the Unocal Savings Plan. In the opinion of the Corporation, the Plan, as amended and restated, continues to be qualified as to form. Accordingly, no provision for federal or state income taxes has been made.

The Corporation has reviewed the Plan’s administrative procedures and is of the opinion that they are in accordance with technical compliance requirements of ERISA.

NOTE 7 - Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes, both positive and negative, in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

NOTE 8 - Related Party Transactions

Certain Plan investments consist of shares of registered investment funds managed by Vanguard Fiduciary Trust Company and shares of common stock of the Corporation. Transactions with Vanguard Fiduciary Trust Company, as the trustee and recordkeeper, and the Corporation as the Plan sponsor and Plan administrator, qualify as party-in-interest transactions.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

EIN 94-0890210 PLAN NO. 001

SCHEDULE H - PART IV, LINE 4(i) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

DECEMBER 31, 2009

(thousands of dollars)

(a)	(b)	(c)		(d)	(e)
	Identity of issue	Description of investment	Shares/units	Cost	Current value
*	Chevron Corporation	Common Stock	93,803,079	$3,492,181	$7,221,899
*	Vanguard Institutional Index Fund	Registered Investment Company	9,143,041	998,392	932,407
*	Vanguard Prime Money Market Fund	Registered Investment Company	887,678,907	887,679	887,679
*	Vanguard Total Bond Market Index Fund	Registered Investment Company	75,831,098	761,842	784,852
*	Vanguard PRIMECAP Fund	Registered Investment Company	8,590,546	477,084	510,536
*	Vanguard Developed Markets Index Fund	Registered Investment Company	46,727,067	485,008	445,309
*	Vanguard Windsor II Fund	Registered Investment Company	17,068,940	467,268	404,193
*	Vanguard Balanced Index Fund	Registered Investment Company	15,279,413	304,390	292,601
*	Vanguard Extended Market Index Fund	Registered Investment Company	9,549,643	283,024	268,154
*	Vanguard Total Stock Market Index Fund	Registered Investment Company	8,866,777	252,900	234,970
	American Funds EuroPacific Growth Fund	Registered Investment Company	5,692,660	229,902	217,915
*	Vanguard GNMA Fund	Registered Investment Company	20,393,982	212,962	216,992
	Neuberger Berman Genesis Fund	Registered Investment Company	3,769,047	160,248	142,319
	Artisan Small Cap Value Fund	Registered Investment Company	9,417,780	144,853	134,957
	Dodge and Cox Income Fund	Registered Investment Company	9,646,187	121,323	125,014
	Artisan Mid Cap Fund	Registered Investment Company	2,445,048	65,389	62,495
	BlackRock Small Cap Growth Fund	Registered Investment Company	1,930,177	39,375	37,658
*	Vanguard Brokerage Option	Vanguard Brokerage Option	—	177,270	172,881
*	Participant Loans	Range of interest (4.00% - 12.00%)	—	—	118,039

	Total investments				$13,210,870

*	Party-in-interest as defined by ERISA.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

EIN 94-0890210 PLAN NO. 001

SCHEDULE H - PART IV, LINE 4(j) - SCHEDULE OF REPORTABLE TRANSACTIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(thousands of dollars)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Identity of party involved	Description of asset	Purchase price	Selling price	Lease rental	Expense incurred with transaction	Cost of asset	Current value of asset on transaction date	Net gain or (loss)
Category (iii) - Series of Transactions (Aggregate) in Excess of 5% of Plan Assets
Chevron Corporation*	Common Stock	$580,610	$—	N/A	$—	$580,610	$580,610	$—
Chevron Corporation*	Common Stock	—	550,721	N/A	—	370,490	550,721	180,231

There were no category (i), (ii) or (iv) reportable transactions during the year ended December 31, 2009.

*	Party-in-interest as defined by ERISA.